SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. 3)

                           Filed by the Registrant [x]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

                         [ ]Preliminary Proxy Statement
                          [x]Definitive Proxy Statement
                       [ ]Definitive Additional Materials
        [ ]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                 [ ]Confidential, For Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))

                                   ICOA, INC.

                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

                               [x]No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)       Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
(2)       Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
(4)       Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
(5)       Total fee paid:
[ ]       Fee paid previously with preliminary materials:

          ----------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)       Amount previously paid:

          ----------------------------------------------------------------------
(2)       Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

(3)       Filing Party:

          ----------------------------------------------------------------------

(4)       Date Filed:

          ----------------------------------------------------------------------

                                   ICOA, INC.
                                111 Airport Road
                           Warwick, Rhode Island 02889




Dear Stockholder:

         You are cordially invited to attend the Special Meeting of Stockholders of ICOA, Inc. The Special Meeting will be held on Thursday, February 10, 2005, at 10:00 a.m., local time, at the Sheraton Providence Airport Hotel, 1850 Post Rd., Warwick, Rhode Island.

         Your vote is important and I urge you to vote your shares by proxy, whether or not you plan to attend the meeting. After you read this proxy statement, please indicate on the proxy card the manner in which you want to have your shares voted. Then date, sign and mail the proxy card in the postage-paid envelope that is provided. If you sign and return your proxy card without indicating your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of the Company's Board of Directors.

         We hope to see you at the meeting.

                                                     Sincerely,



                                                     George Strouthopoulos
                                                     Chief Executive Officer

                                                     January 12, 2005

                                   ICOA, INC.
                                111 Airport Road
                           Warwick, Rhode Island 02889

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD THURSDAY, FEBRUARY 10, 2005

         NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders (the "Special Meeting") of ICOA, Inc. (the "Company"), will be held on Thursday, February 10, 2005, at 10:00 a.m., local time, at the Sheraton Providence Airport Hotel, 1850 Post Rd., Warwick, Rhode Island, for the following purposes, as more fully described in the attached Proxy Statement:

1. To approve an amendment to the Company's Certificate of Incorporation to increase the Company's authorized common stock from 150,000,000 to 750,000,000 shares;

2. To approve an amendment to the Company's Certificate of Incorporation to authorize the issuance of 50,000,000 shares of preferred stock; and

3. To consider any other matters that may properly come before the Special Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on January 7, 2005, as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting or at any adjournment thereof. A complete list of the stockholders entitled to vote at the Special Meeting will be open for examination by any stockholder during ordinary business hours for a period of ten days prior to the Special Meeting at the offices of the Company's transfer agent and registrar, Signature Stock Transfer, Inc., One Preston Park, 2301 Ohio Drive, Suite 100, Plano, Texas 75093.


                                    IMPORTANT

         You are cordially invited to attend the Special Meeting in person. In order to ensure your representation at the meeting, however, please promptly complete, date, sign and return the enclosed proxy in the accompanying envelope. If you should decide to attend the Special Meeting and vote your shares in person, you may revoke your proxy at that time.

                                             By Order of the Board of Directors,


                                             George Strouthopoulos
                                             Chief Executive Officer

                                             January 12, 2005

                                TABLE OF CONTENTS

                                                                        Page No.

ABOUT THE MEETING...........................................................1

         What is the purpose of the Special Meeting?........................1
         Who is entitled to vote?...........................................1
         Who can attend the meeting?........................................1
         What constitutes a quorum?.........................................1
         How do I vote?.....................................................1
         What if I do not specify how my shares are to be voted?............2
         Can I change my vote after I return my proxy card?.................2
         What are the Board's recommendations?..............................2
         What vote is required to approve each item?........................2
STOCK OWNERSHIP.............................................................3
         Beneficial Owners..................................................3
         Section 16(a) of the Beneficial Ownership Reporting Compliance.....4
PROPOSAL NO. 1 - INCREASE AUTHORIZED COMMON STOCK FROM 150,000,000 TO
         750,000,000 SHARES.................................................4
         Proposal ..........................................................4
         Possible Advantages/Disadvantages Regarding Increase In The
         Authorized Common Stock............................................4
         Issues Related To The Company's Standby Equity Distribution
         Agreement..........................................................5
         Potential Issuances Of Shares Of Capital Stock Pursuant To
         Settlements, Acquisitions And Consulting Arrangements..............6
              Initial Settlement Structure - Laurus Master Lund Ltd.
              and Tusk Investment, Inc......................................6
              Current Status of Settlement with Laurus Master Fund,
              Ltd. and Tusk Investment, Inc.................................7
              Other Settlements.............................................7
         Effectiveness Of Increase Of Authorized Common Stock...............8
         No Appraisal Rights................................................8
         Required Vote......................................................8
PROPOSAL NO. 2 - AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
TO AUTHORIZE THE ISSUANCE OF 50,000,000 SHARES OF PREFERRED STOCK..........10
         Possible Advantages/Disadvantages Regarding the Creation
         of Preferred Stock................................................10
         Effectiveness of the Creation of the Authorized Class of
         Preferred Stock...................................................11
         No Appraisal Rights...............................................11
         Potential Issuances Of Shares Of Capital Stock Pursuant
         To Settlements, Acquisitions And Consulting Arrangements..........11
              Initial Settlement Structure - Laurus Master Lund Ltd.
              and Tusk Investment, Inc.....................................11
              Current Status of Settlement with Laurus Master Fund,
              Ltd. and Tusk Investment, Inc................................12
         Required Vote.....................................................13
DESCRIPTION OF CAPITAL STOCK...............................................14
         General...........................................................14
         Common Stock......................................................14
              Dividends....................................................14
              Voting, Preemptive And Redemption Rights.....................14
         Preferred Stock...................................................14
         Warrants..........................................................14
         Options...........................................................14
         Convertible Debenture.............................................14
         Standby Equity Distribution Agreement.............................15
         Legal Proceedings.................................................15
         Transfer Agent....................................................15
         Limitation Of Liability: Indemnification..........................15
         Anti-Takeover Effects Of Provisions Of Nevada State Law...........16
         Other Matters.....................................................17
         Independent Accountants...........................................17
ADDITIONAL INFORMATION.....................................................17
         Proxy Solicitation Costs..........................................17
         Incorporation by Reference........................................17
OTHER INFORMATION..........................................................18

                                   ICOA, INC.
                                111 Airport Road
                           Warwick, Rhode Island 02889

                              ---------------------


                                 PROXY STATEMENT
                                January 12, 2005


                            -------------------------


         This proxy statement contains information related to the Special Meeting of stockholders of ICOA, Inc., to be held on Thursday, February 10, 2005, at 10:00 a.m., local time, at the Sheraton Providence Airport Hotel, 1850 Post Rd., Warwick, and any postponements or adjournments thereof. It is anticipated that the mailing of this proxy statement will commence on or about January 18, 2005. The Company is making this proxy solicitation.


                                ABOUT THE MEETING


What is the purpose of the Special Meeting?

         At the Company's Special Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the increase of authorized common stock and the creation of a class of preferred stock. In addition, the Company's management will report on the performance of the Company during fiscal 2003 and respond to questions from stockholders.


Who is entitled to vote?

         Only stockholders of record on the close of business on the record date, January 7, 2005, are entitled to receive notice of the Special Meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon at the meeting.


Who can attend the meeting?

         All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, is limited. Admission to the meeting will be on a first-come, first-serve basis. Registration will begin at 9:30 a.m., and seating will begin at 10:00 a.m. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

         Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.


What constitutes a quorum?

         The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business but in no event shall quorum consist of less than one-third of the shares entitled to vote at the meeting. As of the record date, 149,035,281 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.


How do I vote?

         If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person or vote by ballot at the meeting. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

What if I do not specify how my shares are to be voted?

         If you submit a proxy but do not indicate any voting instructions, then your shares will be voted in accordance with the Board's recommendations.


Can I change my vote after I return my proxy card?

         Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.


What are the Board's recommendations?

         Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the Board of Directors (the "Board"). The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

o For the approval of an amendment to the Company's Certificate of Incorporation to increase the authorized shares of the Company's common stock from 150,000,000 to 750,000,000 shares (see page 4).

o For the approval of an amendment to the Company's Certificate of Incorporation to create an authorized class of 50,000,000 shares of preferred stock (see page 8).

         With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.


What vote is required to approve each item?

         For an approval of an amendment to the Company's Certificate of Incorporation to increase the authorized shares of the Company's common stock to 750,000,000 shares and to create an authorized class of preferred stock, and for any other item that properly comes before the meeting, the affirmative vote of the holders of a majority of the outstanding shares will be required for approval. A properly executed proxy marked "Abstain" with respect to such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

         If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes," however, will be counted in determining whether there is a quorum.

                                 STOCK OWNERSHIP


Beneficial Owners

         The following table presents certain information regarding the beneficial ownership of all shares of common stock as of January 7, 2005 for each executive officer and director of the Company and for each person known to the Company who owns beneficially more than 5% of the outstanding shares of the Company's common stock. The percentage ownership shown in such table is based upon the 149,035,281 common shares issued and outstanding on January 7, 2005 and ownership by these persons of options or warrants exercisable within 60 days of such date. Also included is beneficial ownership on a fully diluted basis showing all authorized, but unissued, shares of the Company's common stock on January 7, 2005 as issued and outstanding. Unless otherwise indicated, each person has sole voting and investment power over such shares.


                                                                  Common Stock Beneficially Owned(1)
                                                               -----------------------------------------
                                       Title of Class                 Amount               Percentage
                                       ---------------         --------------------   ------------------
George Strouthopoulos                    Common Stock                     9,383,033                6.3%
111 Airport Road
Warwick, Rhode Island 02889

Erwin Vahlsing, Jr.                      Common Stock                       210,100                   *
111 Airport Road
Warwick, Rhode Island 02889

William P. Lord                          Common Stock                             0                0.0%
111 Airport Road
Warwick, Rhode Island 02889

Thomas Cannon                            Common Stock                       500,500                   *
111 Airport Road
Warwick, Rhode Island 02889

Richard Schiffmann                       Common Stock                 13,450,000(2)                  0%(2)
111 Airport Rd.
Warwick, Rhode Island 02889

William Thomas                           Common Stock                     8,500,000                5.7%
111 Airport Road
Warwick, Rhode Island 02889

All directors and officers as a group (4 persons)                        10,093,633(3)             6.8%


---------------
*        Represents less than 1%.
(1) Applicable percentage of ownership is based on 149,035,281 shares of common stock outstanding as of January 7, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 7, 2005, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) These shares have not been issued to date, as the Company does not have sufficient authorized shares. These shares will be issued upon approval by the shareholders of the Company of the amendment to our Articles of Incorporation to increase our authorized common stock. The Company is obligated to issue these shares in connection with the acquisition of Airport Network Solutions and consulting agreements with the former principals and represent the portion of such shares that Mr. Schiffmann will receive.
(3) Does not include the 13,450,000 shares to be issued to Mr. Richard Schiffmann referred above.

Section 16(a) of the Beneficial Ownership Reporting Compliance

         We are not aware of any instance when an executive officer, director or owner of more than ten percent of the outstanding shares of common stock failed to comply with reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934.


PROPOSAL NO. 1 - INCREASE AUTHORIZED COMMON STOCK FROM 150,000,000 TO 750,000,000 SHARES


Proposal

         Our Company's Board proposes an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock, $0.0001 par value, from 150,000,000 to 750,000,000 shares. The Company desires to increase its authorized common stock because it does not have sufficient authorized common stock for the purposes of growing the business, including (i) issue shares in pursuit of other acquisitions which may present opportunities to grow and enhance its business, (ii) issue shares to pay consultants or employees in lieu of cash compensation, (iii) issue shares in exchange for outstanding indebtedness and settlement agreements, (iv) issue shares to provide an incentive to attract or retain employees, (v) issue shares under the Standby Equity Distribution Agreement, as more fully described below, in the event the Board decides to access additional cash from the sale of stock under the Standby Equity Distribution Agreement. Except as described below, the Company does not have specific commitments or plans to issue shares of common stock. Therefore, other than shares that could be issued as described below, the Company cannot quantify the number of shares that could be issued pursuant to the possible action items listed above. The Company cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and the Company has not determined the total amount of advances it intends to draw. Nonetheless, the Company has estimated the number of shares of common stock that will be issued using certain assumptions. Assuming the Company issued the number of shares of common stock that would be required for the Company to draw down the entire $5,000,000 available to it under the Standby Equity Distribution Agreement at a recent stock price of $0.05, the Company would have to issue 102,040,816 shares of its common stock. These shares would represent 13.6% of the Company's authorized common stock after an increase in its authorized common stock. The shares of common stock could be issued publicly or privately. The Company would not need to seek stockholder approval before issuing the common stock to acquire other businesses or properties, raise additional capital or issue stock options, stock dividends or other distributions. The Company may need to seek stockholder approval before issuing the common stock for stock splits or other equity benefits under employee benefit plans.

         The amendment to the Company's Certificate of Incorporation shall provide for the authorization of 750,000,000 shares of the Company's common stock. As of January 7, 2005, there were 149,035,281 shares of the Company's common stock outstanding.


Possible Advantages/Disadvantages Regarding Increase In The Authorized Common Stock

         There are certain advantages and disadvantages of voting for an increase in the Company's authorized common stock. The advantages include:

     o The ability to raise capital by issuing capital stock, including under the Standby Equity Distribution Agreement.

     o The ability to fulfill the Company's obligations by having capital stock available upon the exercise of outstanding warrants.

     o The ability to have shares available to pursue business expansion opportunities.

     o The ability to have shares available to retain or reward high value employees.

         The disadvantages include:

     o Potential dilution to the existing stockholders, including a decrease in the Company's net income per share in future periods. This could cause the market price of the Company's stock to decline.

     o Potentially provoking short-selling in the Company's common stock, which would put downward pressure on the market price of the Company's common stock.

     o Increasing the supply of shares of stock. This supply of stock without a corresponding demand could cause the market price of the Company's stock to decline.

     o A potential change of control if all or a significant block of the shares to be issued are held by one or more stockholders working together.

         In additional to the reasons specified above, the Company's Board believes that it is desirable to have additional authorized shares of common stock available for possible future financings, possible future acquisition transactions and other general corporate purposes. Having such additional authorized shares of common stock available for issuance in the future would give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special stockholders' meeting. Although such issuance of additional shares with respect to any future financings and acquisitions would dilute existing stockholders, management believes that such transactions would increase the value of the Company to its stockholders.


Issues Related To The Company's Standby Equity Distribution Agreement

     o Should the Company draw down the entire $5 million available to it by Cornell Capital Partners under the Standby Equity Distribution Agreement, at a recent stock price of $0.05, the Company would have to issue to Cornell Capital Partners 102,040,816 shares of the Company's common stock. Under the Standby Equity Distribution Agreement, the Company may only receive advances in a maximum amount equal to $250,000 in any 30 day period.

     o As of December 15, 2004, Cornell Capital Partners beneficially owns 1,237,200 shares of the Company's common stock. The 1,237,000 shares of common stock represent: (a) 837,200 shares issued as part of a commitment fee under the Standby Equity Distribution Agreement, and
          (b) 400,000 shares underlying the warrant held by Cornell Capital Partners, issued in connection with the convertible debenture. Please note that the terms of the convertible debenture held by Cornell
          Capital Partners provide that in no event shall Cornell Capital Partners be entitled to convert the debenture for a number of shares which, upon giving effect to the conversion, would cause the aggregate number of shares beneficially owned by Cornell Capital Partners and its affiliates to exceed 4.99% of the outstanding shares of ICOA following such conversion. Please note that for the debenture conversions, we are assuming a conversion price of $0.04 per share (i.e., 80% of $0.05). Because the conversion price may fluctuate based on the market price of our stock, the actual number of shares to be issued upon conversion of the debenture may be higher or lower.

     o Due to the fluctuation of the Company's stock price, the Company does not know the exact number of shares that it will issue each time Cornell Capital Partners purchases shares under the Standby Equity Distribution Agreement or the sum of shares the Company will issue over time under the Standby Equity Distribution Agreement (and the consequences of that fact).

     o Based on a range of market prices equal to 75%, 50% and 25%, respectively, of the Company's recent stock price of $0.05, the Company could issue 136,054,422, 204,081,633 and 408,163,265 shares of common stock, respectively, under the Standby Equity Distribution Agreement.

     o Cornell Capital Partners purchases shares of the Company's common stock at 98% of the lowest closing bid price of the Company's common stock on the Over-the-Counter Bulletin Board or other principal market on which the common stock is traded for the 5 trading days immediately following an advance date. Therefore, the lower the market price of the Company's common stock at the time Cornell Capital Partners purchases the stock, the more shares the Company will have to issue.

     o To the extent Cornell Capital Partners purchases and then sells the Company's common stock under the Standby Equity Distribution Agreement the stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to purchase even greater amounts of common stock under the Standby Equity Distribution Agreement, the sales of which would further depress the stock price.

     o Significant downward pressure on the price of the Company's common stock as Cornell Capital Partners purchases and sells material amounts of common stock under the Standby Equity Distribution Agreement could encourage short sales in the market. This could place significant downward pressure on the price of the Company's common stock. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause other stockholders to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the price will decline. It is not possible to predict the circumstances whereby short sales could materialize or to what level the share price could drop. In some companies that have been subjected to short sales, the stock price has dropped to near zero.

     o Purchases by Cornell Capital Partners under the Standby Equity Distribution Agreement may result in substantial dilution to the interests of other holders of the Company's common stock.

     o Because there is no upper limit on the number of shares that the Company may issue to Cornell Capital Partners under the Standby Equity Distribution Agreement, the Company could experience a change of control.

     o Under the terms of the Standby Equity Distribution Agreement, the Company is restricted from selling, without permission of Cornell Capital Partners, shares of the Company's common stock at less than the market price at the time of issuance.


Potential Issuances Of Shares Of Capital Stock Pursuant To Settlements, Acquisitions And Consulting Arrangements


Initial Settlement Structure - Laurus Master Lund Ltd. and Tusk Investment, Inc.

         The Company has the following prior commitments that could result in the issuance of shares of capital stock in the event the Company's shareholders vote to approve an increase in the Company's authorized common stock and preferred stock. On July 21, 2003, the Company entered into settlement agreements with Laurus Master Fund, Ltd., Keshet, L.P., Nesher, Ltd. And Talbiya Investments, Ltd. ("Laurus") with respect to convertible debentures issued by the Company in the principal amount of $1,326,000, and with Tusk Investment, Inc. with respect to convertible debentures issued by the Company in the principal amount of $172,548. Pursuant to the terms of the settlements, the Company may elect to: (i) make aggregate cash payments to Laurus and Tusk of $350,000 and $45,000, respectively, by August 21, 2003; or (ii) make cash payments to Laurus and Tusk of $450,000 and $57,850, respectively, by January 21, 2004. In addition, the settlements provided for the issuance of shares of preferred stock of the Company to Laurus and Tusk in the amount of $300,000 and $37,500, respectively. If preferred stock is authorized by the Company's shareholders, the preferred stock would be convertible into shares of the Company's common stock at a conversion price of $0.03 per share. Holders of the preferred stock would be entitled to a cumulative cash dividend of eight percent. The Company will have the right to redeem the preferred stock issued pursuant to these settlements at a fifteen percent premium to the face value of the stock. In the event shareholders approve the increase in authorized common stock and approve the authorization of preferred stock and the preferred shares are issued pursuant to these settlements, the Company intends to redeem any unconverted outstanding shares of preferred stock commencing twelve months from the date of its issuance at the rate of $10,000 per month. In the event the shareholders do not approve Proposal Number 2 to authorize 50,000,000 shares of preferred stock, the Company intends to issue convertible debentures to Laurus and Tusk with the same features as described above.

         In addition to the cash payments and issuance of shares of preferred stock, the settlement agreements with Laurus and Tusk provide for the issuance of shares of common stock in the amount of $200,000 and $25,000, respectively, based on a price per share equal to market price of the common stock on the date of issuance. The settlement agreements provide that these shares of common stock issued to Laurus and Tusk would be subject to an initial 90-day lock-up period, which would restrict Laurus and Tusk from selling such shares of common stock. In addition, the settlement agreements provide that Laurus and Tusk, collectively, may not sell in any one calendar month more than fifteen percent of the prior calendar month's trading volume. Further, the settlement agreements prohibit Laurus and Tusk from engaging in any short-sale transactions with respect to shares of the Company's common stock.

         The settlement agreements contain the below-described default provisions. In the event the Company fails to issue the above-described common stock to Laurus and/or Tusk, for every dollar value of the common stock that is not issued, an equal amount of the prior convertible debenture is re-instated under such debenture's original terms and conditions. In the event the Company fails to issue the above-mentioned preferred stock to Laurus and/or Tusk, the Company is obligated to issue a convertible debenture, in the principal amount equal to the value of the unissued shares of preferred stock, with the same terms and conditions of the preferred stock as agreed upon in the settlement agreements. In the event the Company fails to make the cash payments under the settlement agreements, the Company is obligated to issue convertible debentures upon the same terms and conditions as the original convertible debentures. If the cash payment made by the Company is less than $300,000, the Company shall issue a convertible debenture in the principal amount equal to the full amount of the original convertible debenture and accrued interest, less a credit for the shares of common stock and preferred stock issued and any cash payment made to date. If the cash payment made by the Company is greater than $300,000, but less than $450,000, the cash payment deficiency shall be multiplied by 2 and the Company shall issue a convertible debenture in the principal amount equal to such calculation.


Current Status of Settlement with Laurus Master Fund, Ltd. and Tusk Investment, Inc.

         On November 4, 2003, the Company issued 2,600,000 shares of common stock to Laurus valued at $143,000 or $0.055 per share, which repaid a portion of the Company's common stock obligation under the terms of the settlement agreement. On April 2, 2004, the Company issued 5,633,333 shares of common stock to Laurus valued at $507,000 or $0.09 per share, which repaid $450,000 of the Company's cash payment obligation and $57,000 of its common stock obligation under the settlement agreement.

         As of November 5, 2004, pursuant to the settlement agreement with Laurus, the Company has a remaining obligation to issue shares of preferred stock valued at $300,000.

         In addition, as of November 5, 2004, pursuant to the terms of the settlement agreement with Tusk, the Company has a remaining obligation to pay $57,850 in cash, issue shares of common stock valued at $25,000 and issue shares of preferred stock valued at $37,500.

         The Company estimates that at a recent stock price it would need to issue approximately 12,083,333 shares of common stock to satisfy the above described settlement obligations. This issuance would be as follows:

         1. Preferred Shares valued at $337,500 are convertible at $0.03 per share or 11,250,000 common shares

         2. Common Stock valued at $25,000 into common stock at a price of $0.03 per share or 833,333 of common shares

         We are not asking shareholders to ratify the settlement agreement, nor is shareholders ratification required. The settlement agreement provides a default provision under which if the common shares and the preferred stock are not authorized and issued, the liabilities will be reinstated to their original values (prior to the initial settlement) and will remain on the books of the company under the terms and conditions of the original notes. The impact of this would be an increase in the liability of approximately $60,000 and repayment of this amount out of future earnings to Tusk, if any, and no additional increase in the settlement to Laurus.


         Other Settlements

         In addition, the Company has entered into settlements with various lenders, whereby the Company can convert principal and accrued interest on loans of $1,040,100 into 45,110,670 shares of our common stock.

         Specifically:

         1. William Thomas, an accredited investor, has agreed to convert bridge loans totaling $376,746 in principal and $67,500 in accrued interest into 14,875,000 common shares at an average price of $0.03 per share.

         2. Seaport Capital, has agreed to convert a series of bridge loans totaling $564,833 and $89,396 in accrued interest into 30,135,670 common shares at an average price of $0.022 per share.

         3. Michael Williams, an accredited investor, has agreed to convert accrued interest of $3,500 into 100,000 common shares at a price of $0.035 per share.

         In the event Shareholders do not approve the increase in common shares, the liabilities will remain on the books of the company and be repaid out of future earnings, if any.

         The Company has obligations to issue approximately 7,000,000 shares of common stock in connection with various consulting arrangements with officers of acquired companies.

         Specifically:

         1. Richard Schiffmann and Pamela Brown, former principals of Airport Network Solutions (ANS), will receive a total of 5.0 million shares of common stock as payment for brokering acquisitions and securing additional Wi-Fi locations prior to the completion of the acquisition of ANS.

         2. Joseph Kerrigan and Michael Taylor, former principals of iDockUSA, acquired in June 2004, each received a three year warrant to purchase 1,000,000 shares of common stock at an exercise price of $0.05 per share.

         In the event Shareholders do not approve the increase in common shares, the liabilities represented by these obligations will need to be recorded as financial liabilities and repaid out of future earnings, if any.


         Other Arrangements

         In December 2003, the Company acquired all of the issued and outstanding shares of capital stock of Airport Network Solutions, Inc., a Delaware corporation pursuant to the issuance of a convertible promissory note in the principal amount equal to $200,000. Airport Network Solutions designs and manages Wi-Fi solutions for the airport industry. The note accrues interest at an annual rate equal to five percent (5%). The note is due and payable on December 18, 2005. At any time prior to the maturity date of the note, provided the Company has sufficient authorized shares of common stock available, the note is convertible at the option of the holder into such number of shares of common stock that is obtained by dividing the sum of the outstanding principal balance of the note by $0.01. All accrued and unpaid interest on the note is payable in cash at the time of conversion of the Note. The Company's prior disclosure in its public filings was not accurate with respect o the payment details of this transaction. Even if the Company does not receive shareholder approval to increase its authorized shares of common stock, this acquisition cannot be unwound by any of the parties to the transaction.

         In August 2004, the Company acquired all of the issued and outstanding shares of capital stock of AuthDirect, Inc., a California corporation pursuant to (i) the issuance of 1,500,000 shares of common stock of the Company, (ii) $170,000 in cash, and (iii) warrants to purchase 1,500,000 shares of common stock. AuthDirect provides back-office settlement services and network monitoring for Wi-Fi providers. The Company's prior disclosure in its public filings was not accurate with respect to the payment terms of this transaction. The Company has issued the 1,500,000 shares of common stock and the warrants to purchase 1,5000,000 shares of common stock, and paid $80,000 in cash, required in this transaction. The warrants have a term of three years from the date of issuance. Pursuant to the terms of the warrants, the warrant holder may purchase that certain number of designated shares of common stock at a purchase price of $0.05 per share. In the event the Company at any time issues shares of common stock, prior to the complete exercise of the warrants, for consideration less than the exercise price set forth in the warrants, the Company shall reduce the exercise price of the warrants pursuant to the formula described in the warrants. The warrants are only transferable by the holder with the prior written consent of the Company. On December 22, 2004, the Company and one of the holders of warrants to purchase 645,000 shares of common stock, agreed that in the event the Company does not have sufficient shares of common stock to issue all of the shares issuable under his warrants at such time as this holder elects to exercise his warrants, then the Company will make a cash payment to the holder in an amount equal to the number of shares that cannot be issued multiplied by $0.031. Such total amount to be paid to the holder cannot exceed $20,000 in the aggregate. The Company has reserved a sufficient amount of shares of common stock to issue to the holders of the remaining warrants upon their exercise. In addition, the Company and the selling stockholders of AuthDirect have agreed to defer the payment of the balance of $90,000 owed until no later than April 30, 2005. This acquisition cannot be unwound by any of the parties to this transaction.


Effectiveness Of Increase Of Authorized Common Stock

         If the amendment to the Company's Certificate of Incorporation is adopted, the increase in authorized common stock will become effective upon the filing of the Amendment to the Certificate of Incorporation of the Company with the Secretary of State of the State of Nevada. The Board intends to file the Amendment to the Certificate of Incorporation as soon as practicable once stockholder approval is obtained.


No Appraisal Rights

         Under Nevada law, the Company's stockholders are not entitled to appraisal rights with respect to the increase in authorized common stock.


Required Vote

         The affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock is required to approve and ratify Proposal No. 1.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Company's Board unanimously recommends a vote "FOR" the approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock, $0.0001 par value, from 150,000,000 to 750,000,000 shares.

  PROPOSAL NO. 2 - AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
         AUTHORIZE THE ISSUANCE OF 50,000,000 SHARES OF PREFERRED STOCK

         The Company's Board proposes an amendment to the Company's Certificate of Incorporation, subject to stockholder approval, to authorize the Company to issue 50,000,000 shares of preferred stock, $.0001 par value per share, convertible into common stock. The Board has determined that it would be in the best interests of the Company to amend its Certificate of Incorporation to authorize the issuance of preferred stock in order to facilitate corporate financing and other plans of the Company, which are intended to foster its growth and flexibility. The Board believes that the creation of the class of preferred stock may assist the Company in achieving its business objectives by making financing easier to obtain. Under the terms of the preferred stock, the Board would be empowered, with no need for further stockholder approval, to issue preferred stock in one or more series, and with such dividend rates and rights, liquidation preferences, voting rights, conversion rights, rights and terms of redemption and other rights, preferences, and privileges as determined by the Board. The Board believes that the complexity of modern business financing and possible future transactions require greater flexibility in the Company's capital structure than currently exists. The Board will be permitted to issue preferred stock from time to time for any proper corporate purpose including acquisitions of other businesses or properties and the raising of additional capital. Shares of preferred stock could be issued publicly or privately, in one or more series, and each series of preferred stock could rank senior to the common stock of the Company with respect to dividends and liquidation rights.


Possible Advantages/Disadvantages Regarding the Creation of Preferred Stock

         There are certain advantages and disadvantages of voting for the creation of the Company's preferred stock. The advantages include:

     o    The ability to raise capital by issuing preferred stock.

     o The ability to have preferred stock available to pursue business expansion opportunities.

     o The ability to have preferred stock available to retain or reward high value employees.

         The Board believes that the financial flexibility offered by the amendment outweighs any of its disadvantages. To the extent the proposal may have anti-takeover effects, the proposal may encourage persons seeking to acquire the Company to negotiate directly with the Board, enabling the Board to consider the proposed transaction in a non-disruptive atmosphere and to discharge effectively its obligation to act on the proposed transaction in a manner that best serves all the stockholders' interests. It is also the Board's view that the existence of preferred stock should not discourage anyone from proposing a merger or other transaction at a price reflective of the true value of the Company and which is in the interests of its stockholders.

         The disadvantages include:

     o Potential dilution to the existing stockholders including a dilution of voting power if the shares are converted to common stock and including a decrease in the Company's net income per share in future periods. This could cause the market price of the Company's stock to decline.

     o If shares of preferred stock are issued, approval of the holders of such shares, voting as a separate class, could be required prior to certain mergers with or business combinations by the Company. These factors could discourage attempts to purchase control of the Company even if such change in control may be beneficial to the common stock holders. Therefore, the creation of preferred stock could potentially result in the prevention of mergers with or business combinations by the Company and the discouragement of possible tender offers for shares of common stock.

     o If shares of preferred stock are issued with conversion rights, the attractiveness of the Company to a potential tender offeror for the common stock may be diminished. The purchase of the additional shares of common stock or preferred stock necessary to gain control of the Company may increase the cost to a potential tender offeror and prevent the tender offer from being made even though such offer may be desirable to many of the common stockholders.

     o Provoking short-selling in the Company's stock, which would put downward pressure on the market price of its common stock.

     o Increasing the supply of shares of stock. This supply of stock without a corresponding demand could cause the market price of the Company's stock to decline.

     o As the preferred stock is convertible into common stock, a potential change of control if all or a significant block of the shares are converted into common stock and the common stock is held by one or more stockholders working together.

     o The issuance of shares of preferred stock with certain rights, preferences and privileges senior to those held by the common stock could diminish the common stockholders' rights to receive dividends if declared by the Board and to receive payments upon the liquidation of the Company.

     o The issuance to persons friendly to the Board of preferred stock having general voting rights together with the common stock could make it more difficult to remove incumbent management and directors from office even if such changes would be favorable to stockholders generally.

         The ability of the Board, without any additional stockholder approval, to issue shares of preferred stock with such rights, preferences, privileges and restrictions as determined by the Board could be employed as an anti-takeover device. The amendment is not presently intended for that purpose and is not proposed in response to any specific takeover threat known to the Board. Furthermore, this proposal is not part of any plan by the Board to adopt anti-takeover devices and the Board currently has no present intention of proposing anti-takeover measures in the near future. In addition, any such issuance of preferred stock in the takeover context would be subject to compliance by the Board with applicable principles of fiduciary duty.


Effectiveness of the Creation of the Authorized Class of Preferred Stock

         If approved by the Company's stockholders, the creation of preferred stock will become effective upon the filing of the Amendment to the Certificate of Incorporation with the Secretary of State of the State of Nevada. The Board intends to file the Amendment to the Certificate of Incorporation as soon as practicable once stockholder approval is obtained.


No Appraisal Rights

         Under Nevada law, the Company's stockholders are not entitled to appraisal rights with respect to the creation of preferred stock.


Potential Issuances Of Shares Of Capital Stock Pursuant To Settlements, and Other Arrangements


Initial Settlement Structure - Laurus Master Lund Ltd. and Tusk Investment, Inc.

         The Company has the following prior commitments that could result in the issuance of shares of capital stock in the event the Company's shareholders vote to approve an increase in the Company's authorized common stock and preferred stock. On July 21, 2003, the Company entered into settlement agreements with Laurus Master Fund, Ltd., Keshet, L.P., Nesher, Ltd. And Talbiya Investments, Ltd. ("Laurus") with respect to convertible debentures issued by the Company in the principal amount of $1,326,000, and with Tusk Investment, Inc. with respect to convertible debentures issued by the Company in the principal amount of $172,548. Pursuant to the terms of the settlements, the Company may elect to: (i) make aggregate cash payments to Laurus and Tusk of

$350,000 and $45,000, respectively, by August 21, 2003; or (ii) make cash payments to Laurus and Tusk of $450,000 and $57,850, respectively, by January 21, 2004. In addition, the settlements provided for the issuance of shares of preferred stock of the Company to Laurus and Tusk in the amount of $300,000 and $37,500, respectively. If preferred stock is authorized by the Company's shareholders, the preferred stock would be convertible into shares of the Company's common stock at a conversion price of $0.03 per share. Holders of the preferred stock would be entitled to a cumulative cash dividend of eight percent. The Company will have the right to redeem the preferred stock issued pursuant to these settlements at a fifteen percent premium to the face value of the stock. In the event shareholders approve the increase in authorized common stock and approve the authorization of preferred stock and the preferred shares are issued pursuant to these settlements, the Company intends to redeem any unconverted outstanding shares of preferred stock commencing twelve months from the date of its issuance at the rate of $10,000 per month. In the event the shareholders do not approve Proposal Number 2 to authorize 50,000,000 shares of preferred stock, the Company intends to issue convertible debentures to Laurus and Tusk with the same features as described above.

         In addition to the cash payments and issuance of shares of preferred stock, the settlement agreements with Laurus and Tusk provide for the issuance of shares of common stock in the amount of $200,000 and $25,000, respectively, based on a price per share equal to market price of the common stock on the date of issuance. The settlement agreements provide that these shares of common stock issued to Laurus and Tusk would be subject to an initial 90-day lock-up period, which would restrict Laurus and Tusk from selling such shares of common stock. In addition, the settlement agreements provide that Laurus and Tusk, collectively, may not sell in any one calendar month more than fifteen percent of the prior calendar month's trading volume. Further, the settlement agreements prohibit Laurus and Tusk from engaging in any short-sale transactions with respect to shares of the Company's common stock.

         The settlement agreements contain the below-described default provisions. In the event the Company fails to issue the above-described common stock to Laurus and/or Tusk, for every dollar value of the common stock that is not issued, an equal amount of the prior convertible debenture is re-instated under such debenture's original terms and conditions. In the event the Company fails to issue the above-mentioned preferred stock to Laurus and/or Tusk, the Company is obligated to issue a convertible debenture, in the principal amount equal to the value of the unissued shares of preferred stock, with the same terms and conditions of the preferred stock as agreed upon in the settlement agreements. In the event the Company fails to make the cash payments under the settlement agreements, the Company is obligated to issue convertible debentures upon the same terms and conditions as the original convertible debentures. If the cash payment made by the Company is less than $300,000, the Company shall issue a convertible debenture in the principal amount equal to the full amount of the original convertible debenture and accrued interest, less a credit for the shares of common stock and preferred stock issued and any cash payment made to date. If the cash payment made by the Company is greater than $300,000, but less than $450,000, the cash payment deficiency shall be multiplied by 2 and the Company shall issue a convertible debenture in the principal amount equal to such calculation.


Current Status of Settlement with Laurus Master Fund, Ltd. and Tusk Investment, Inc.

         On November 4, 2003, the Company issued 2,600,000 shares of common stock to Laurus valued at $143,000 or $0.055 per share, which repaid a portion of the Company's common stock obligation under the terms of the settlement agreement. On April 2, 2004, the Company issued 5,633,333 shares of common stock to Laurus valued at $507,000 or $0.09 per share, which repaid $450,000 of the Company's cash payment obligation and $57,000 of its common stock obligation under the settlement agreement.

         As of November 5, 2004, pursuant to the settlement agreement with Laurus, the Company has a remaining obligation to issue shares of preferred stock valued at $300,000.

         In addition, as of November 5, 2004, pursuant to the terms of the settlement agreement with Tusk, the Company has a remaining obligation to pay $57,850 in cash, issue shares of common stock valued at $25,000 and issue shares of preferred stock valued at $37,500.

         The Company estimates that at a recent stock price it would need to issue approximately 12,083,333 shares of common stock to satisfy the above described settlement obligations. This issuance would be as follows:

         1. Preferred Shares valued at $337,500 are convertible at $0.03 per share or 11,250,000 common shares

         2. Common Stock valued at $25,000 into common stock at a price of $0.03 per share or 833,333 of common shares

         In the event Shareholders do not approve the creation of preferred stock, the $337,500 will be reissued as a 3-year convertible debenture carrying 8% interest, conversion at $0.03 per share, a buyback provision at a 15% premium, and a mandatory repurchase of $10,000 per month, beginning one year from issuance.

         The settlement agreement does not specify the number of preferred shares that need to be issued, however, the Company plans to issue preferred shares as follows:

         1. 11,250 shares of preferred stock with a face value $30 per share for a total of $337,500.

         2. Each preferred share can be converted into 1,000 shares of common stock (a conversion price of $0.03 per share as provided in the agreement).

         3. Each preferred share carries a cumulative 8% dividend.

         4. The entire series of preferred shares can be repurchased by the Company at a 15% premium to its face value (i.e. $34.50 per share x 11,250 shares or a total of $388,125).

         5. Beginning one year from issuance, the Company will be required to repurchase any previously unconverted shares of preferred stock at the rate of
333.33 shares ($10,000) per month.

         We are not asking shareholders to ratify the settlement agreement, nor is shareholders ratification required. The settlement agreement provides a default provision under which if the common shares and the preferred stock are not authorized and issued, the liabilities will be reinstated to their original values (prior to the initial settlement) and will remain on the books of the company under the terms and conditions of the original notes. The impact of this would be an increase in the liability of approximately $60,000 and repayment of this amount out of future earnings to Tusk, if any, and no additional increase in the settlement to Laurus.


Required Vote

         The affirmative written consent and approval of the holders of a majority of the voting power of the outstanding shares of common stock is required to approve and ratify Proposal No. 2.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Company's Board unanimously recommends a vote "FOR" the approval of an amendment to the Company's Certificate of Incorporation to authorize the issuance of 50,000,000 shares of preferred stock, $0.0001 par value.

                          DESCRIPTION OF CAPITAL STOCK


General

         The Company's authorized capital consists of 150,000,000 shares of common stock, par value $0.0001 per share. As of January 7, 2005, there were 149,035,281 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to the Company's capital stock contained in its Certificate of Incorporation and By-Laws and under the Nevada Revised Statutes. The summary is qualified in its entirety by reference to the Company's Certificate of Incorporation and By-Laws and applicable Nevada law.


Common Stock


         Dividends

         The Company has never paid a cash dividend on its common stock. It is the Company's present policy to retain earnings, if any, to finance the development and growth of the Company's business. Accordingly, the Company does not anticipate that cash dividends will be paid until its earnings and financial condition justify such dividends, and there can be no assurance that the Company can achieve such earnings.


         Voting, Preemptive And Redemption Rights

         The holders of the Company's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Company's Certificate of Incorporation and By-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Company's Board out of funds legally available therefor. In the event of the Company's liquidation or dissolution, holders of its common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of the Company's common stock have no preemptive, conversion or redemption rights.


Preferred Stock

         The Company currently does not have any preferred stock.


Warrants

         The Company has an outstanding three-year warrant to purchase 400,000 shares of the Company's common stock at $0.108 per share. The three-year warrant was issued in connection with the Standby Equity Distribution Agreement, which is described below in more detail. The Company also has warrants outstanding:
(i) to purchase 1,066,660 shares of the Company's common stock at a price of $0.0001 per share that expire in November 2008, which were issued to Jenkins & Gilchrist Parker Chapin, LLP in connection with a settlement agreement in November 2003; (ii) to purchase 2,000,000 shares of the Company's common stock at a price of $0.045 per share that expire in May 2005, which were issued to Go Online Networks in connection with a settlement agreement in November 2003;
(iii) to purchase 1,000,000 shares of the Company's common stock at a price of $0.01 per share that expire in March 2007; (iv) to purchase 200,000 shares of the Company's common stock at a price of $0.02 per share that expire in March 2005,; and (v) to purchase 2,500,000 shares of the Company's common stock at a price of $0.01 per share that expire in March 2006, which were issued to a private investor in connection with the restructuring of a loan.


Options

         The Company has no outstanding options.

Convertible Debenture

         The Company has an outstanding convertible debenture held by Cornell Capital Partners Partners, LP, in the principal amount of $500,000 that is convertible into shares of common stock at a price equal to the lower of (i) an amount equal to $0.108 or (ii) 80% of the lowest volume weighted average price of the Company's common stock for the five (5) trading days immediately preceding the conversion date. If the conversion price falls below $0.09, Cornell Capital Partners cannot convert more than $50,000 per week, and the Company can, on up to two occasions, prevent Cornell Capital Partners from converting for up to five (5) trading days. In addition, the Company may not convert the debenture if, by converting such debenture, the shares to be issued in connection with such conversion would result in Cornell Capital Partners owning more than 4.99% of the Company's outstanding common stock. The debenture is secured by all of the assets of the Company. The debenture has a three-year term and accrues interest at a rate of 5% per year. Cornell Capital Partners purchased the secured convertible debenture from the Company at a private placement. In connection with the issuance of the secured debenture, Cornell Capital Partners also received a three-year warrant to purchase 400,000 shares of common stock at $0.108 per share, which price may be adjusted pursuant to the terms of the warrant.

Standby Equity Distribution Agreement

         In March 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of its common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners is to pay the Company 98% of the lowest closing bid price of its common stock on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 trading days immediately following the notice date. Further, Cornell Capital Partners is to retain a fee of 5% of each advance to the Company under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a commitment fee of 2,990,000 shares of the Company's common stock. In addition, the Company engaged Newbridge Securities Corporation, a registered broker-dealer, to advise the Company in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation was paid partly in cash and partly in the Company's common stock. The Company has filed a Form SB-2 Registration Statement, which was made effective June 7, 2004, to register (i) 1,000,000 shares of the Company's common stock under the Standby Equity Distribution Agreement; (ii) 2,990,000 shares of the Company's common stock issued to Cornell Capital Partners as a commitment fee; (iii) 14,346,503 shares of the Company's common stock under the Convertible Debenture and related warrant issued to Cornell Capital Partners; (iv) 1,066,660 shares of the Company's common stock under the warrant held by Jenkens & Gilchrist, and (v) 10,000 shares of common stock held by Newbridge Securities Corporation. As of the date of this proxy statement, substantially all of the Company's authorized shares of common stock were allocated to specific purposes. As a result, the Company may not have sufficient shares of common stock available to issue under the Standby Equity Distribution Agreement, in other capital raising transactions, or otherwise. This means that the Company will not be able to raise capital from the sale of common stock, whether under the Standby Equity Distribution Agreement or otherwise, unless the holders of the majority of the outstanding shares of the Company's common stock vote to approve an increase in the number of shares of common stock that the Company is authorized to issue. The Company's failure to obtain such approval will mean that the Company will not be able to raise capital under the Standby Equity Distribution Agreement or from the sale of its stock.

Legal Proceedings

         On October 8, 2004, SSJ Enterprises, LLC and Street Search, LLC filed suit in the United States District Court, District of Rhode Island against ICOA, Inc., George Strouthopoulos and Erwin Vahlsing alleging breach of contract, breach of oral contract and fraud regarding a Services Agreement, dated October 20, 2003 for consulting services under the agreement. The plaintiffs seek specific performance and damages of $20 million, plus interest, costs and reasonable attorney's fees. The response is not currently due. Defendants have indicated an intent to vigorously defend themselves in this lawsuit.

Transfer Agent

         The Company's transfer agent is Signature Stock Transfer at 2301 Ohio Drive, Suite 100, Plano, Texas 75093.

Limitation Of Liability: Indemnification

         The Certificate of Incorporation of the Company include an indemnification provision under which the Company agrees to indemnify its directors and officers to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the State of Nevada and any additional applicable federal or state laws or court decisions.

         The Bylaws of the Company include an indemnification provision under which the Company has the power to indemnify its directors and officers to the fullest extent possible against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against any director or officer arising from or related to acts or as a director or officer of the Company or any of its subsidiaries. Such indemnification shall continue as to a person who ceases to be a director or officer of the Company.

         Under Nevada Revised Statutes Section 78.7502 and 78.751, the Company's certificate of incorporation and bylaws provide the Company with the power to indemnify any of its directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to the Company's best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his/her conduct was unlawful.

         Advances for expenses may be made if the director or officer affirms in writing that he/she believes he/she has met the standards and that he/she will personally repay the expense if it is determined such officer or director did not meet the standards.

         The Company has agreed to indemnify each of its directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. The Company will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward the Company, adjudged liable to the Company, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of Nevada State Law

         The Company may be or in the future the Company may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

         The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

         The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at an annual or Special Meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

         If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

         Nevada's control share law may have the effect of discouraging takeovers of the corporation.

         In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

         The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of the board of directors.


Other Matters

         As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.


Independent Accountants

         The firm of Sherb & Co., LLP served as independent certified public accountants of the Company for the years ended December 31, 2002, December 31, 2003, as well as the current fiscal year. Representatives of Sherb & Co., LLP are expected to be present at the Special Meeting and to be available to respond to appropriate questions. The accountants will be given the opportunity to make a statement if they so desire.

         Audit Fees. The aggregate fees billed for professional services rendered was $23,000 for the audit of the Company's annual financial statements for the year ended December 31, 2003 and the reviews of the financial statements included in the Company's Forms 10-QSB for that fiscal year.

         Audit-Related Fees. No fees were billed in either of the last two fiscal years for tax compliance, tax advice or tax planning.

         All Other Fees. Other than the services described above under the captions "Audit Fees" and "Audit-Related Fees," the aggregate fees billed for services rendered by the principal accountant was $11,000 for the year ended December 31, 2003. These fees related to the review and filing of the Company's Registration Statements.


                             ADDITIONAL INFORMATION


Proxy Solicitation Costs

The Company is soliciting the enclosed proxies. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms for their reasonable expenses in forwarding solicitation materials to the beneficial owners of stock.


Incorporation by Reference

         Certain financial and other information required pursuant to Item 13 of the Proxy Rules, including the Company's audited financial statements for the fiscal year end December 31, 2003 and the financial footnotes thereto, and management's discussion and analysis of the Company's financial condition and results of operations for the fiscal year ended December 31, 2003 is incorporated by reference to the Company's Annual Report, which is being delivered to the stockholders with this proxy statement. In order to facilitate compliance with Rule 2-02(a) of Regulation S-X, one copy of the definitive proxy statement will include a manually signed copy of the accountant's report.

                                OTHER INFORMATION

          In the event that there are any questions about the giving of a proxy with respect to the corporate actions proposed herein, or further assistance or information is required, please contact Mr. Erwin Vahlsing, Jr., Chief Financial Officer, ICOA, Inc., 111 Airport Road, Warwick, RI 02889,
Tel:  (401) 352-2300.


                                            By Order of the Board of Directors



                                            George Strouthopoulos
                                            Chief Executive Officer and Chairman
                                            of the Board


Warwick, Rhode Island
January 12, 2005